Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 20, 2013
(To Prospectus dated March 11, 2013)
Registration Statement No. 333-187164

5610 DRY CREEK ROAD
HEALDSBURG, CA 95448
(707) 433-9545

March 20, 2013

Dear Wine Club Members,

Truett-Hurst, Inc. is planning its initial public offering through OpenIPO, an online auction that allows investors to participate in the pricing and allocation process of the IPO shares. I am sending this message on behalf of Truett-Hurst, Inc. so that Wine Club Members who may be interested in learning more about the offering can find the relevant information.

To participate in the OpenIPO auction, you need to have an account at WR Hambrecht + Co. To find out more about this auction, please go to http://www.wrhambrecht.com/ind/auctions/openipo/thst/index.html. To open an account with WR Hambrecht + Co please go to http://www.wrhambrecht.com/ind/account/getting_started.html.

To find out more about this offering go to http://www.wrhambrecht.com.

Best Regards,

Cindi Howley
Tasting Room and Wine Club Manager
Truett-Hurst Winery

WWW.TRUETTHURST.COM
INFO@TRUETTHURST.COM

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Truett-Hurst, Inc. has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Truett-Hurst, Inc. has filed with the SEC for more complete information about Truett-Hurst, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Truett-Hurst, Inc.’s Central Index Key, or CIK, on the SEC Web site is 0001564709. Alternatively, Truett-Hurst, Inc. or WR Hambrecht + Co will arrange to send you the prospectus if you request it by calling WR Hambrecht + Co toll-free at 1-800-673-6476.